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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  bebe stores, inc.
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                     075571 10 9
--------------------------------------------------------------------------------
                                    (CUSIP Number)

                                    Not applicable
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)

/ /  Rule 13d-1(c)

/X/  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)

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---------------------                                          -----------------
CUSIP NO. 075571 10 9                 13G                      PAGE 2 OF 8 PAGES
---------------------                                          -----------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Manny Mashouf
     ###-##-####

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

    NUMBER OF            20,750,217
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY
    BY EACH              None
   REPORTING        ------------------------------------------------------------
     PERSON         7    SOLE DISPOSITIVE POWER
      WITH
                         20,750,217
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,750,217
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     86.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 2 of 8 pages

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---------------------                                          -----------------
CUSIP NO. 075571 10 9                 13G                      PAGE 3 OF 8 PAGES
---------------------                                          -----------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Neda Mashouf
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

    NUMBER OF            20,750,217***
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY
    BY EACH              None
   REPORTING        ------------------------------------------------------------
     PERSON         7    SOLE DISPOSITIVE POWER
      WITH
                         20,750,217***
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,750,217***
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     86.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

      ***Neda Mashouf disclaims beneficial ownership of all such shares.

                         *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 3 of 8 pages
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---------------------                                          -----------------
CUSIP NO. 075571 10 9                 13G                      PAGE 4 OF 8 PAGES
---------------------                                          -----------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Manny Mashouf TTEE Manny Mashouf Charitable
     Remainder Unitrust December 21, 1998
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER

                         575,540
    NUMBER OF       ------------------------------------------------------------
     SHARES         6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             None
    BY EACH         ------------------------------------------------------------
   REPORTING        7    SOLE DISPOSITIVE POWER
     PERSON
      WITH               575,540
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     575,540
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     OO
--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 4 of 8 pages
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--------------------                                           -----------------
CUSIP NO. 075571 10 9                 13G                      PAGE 5 OF 8 PAGES
---------------------                                          -----------------


ITEM 1.

         (a)   Name of Issuer:

               bebe stores, inc.

         (b)   Address of Issuer's Principal Executive Offices:

               380 Valley Drive
               Brisbane, California  94005

ITEM 2.

         (a)   Name of Persons Filing:

               (1) Manny Mashouf
               (2) Neda Mashouf
               (3) Manny Mashouf TTEE Manny Mashouf Charitable Remainder
                   Unitrust December 21, 1998 ("Trust")

         (b)   Address of Principal Business Office or, if none, Residence:

               Manny Mashouf
               380 Valley Drive
               Brisbane, California  94005

               Neda Mashouf
               380 Valley Drive
               Brisbane, California  94005

               Trust
               380 Valley Drive
               Brisbane, California  94005

         (c)   Citizenship:

               Manny Mashouf:  United States of America
               Neda Mashouf:  United States of America
               Trust:  United States of America

         (d)   Title of Class of Securities:

               Common Stock

         (e)   CUSIP Number:

               075571 10 9


                                  Page 5 of 8 pages
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--------------------                                           -----------------
CUSIP NO. 075571 10 9                 13G                      PAGE 6 OF 8 PAGES
---------------------                                          -----------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b), OR 240.13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)   / /  Broker or Dealer registered under section 15 of the Act

         (b)   / /  Bank as defined in section 3(a)(6) of the Act

         (c)   / /  Insurance company as defined in section 3(a)(19) of the Act

         (d)   / /  Investment company registered under section 8 of the
                    Investment Company Act of 1940

         (e)   / /  Investment adviser in accordance with
                    Section 240.13d-1(b)(1)(ii)(E)

         (f)   / /  An employee benefit plan or endowment fund in accordance with Section  240.13d-1(b)(1)(ii)(F);

         (g)   / /  Parent Holding Company, in accordance with
                    Section  240.13d-1(b)(ii)(G) (Note:  See Item 7)

         (h)   / /  Savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act

         (i)   / /  Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

          (j)  /X/  Group, in accordance with Section  240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP

         (a)   Amount Beneficially Owned:

               Manny Mashouf:  20,750,217
               Neda Mashouf:  20,750,217***
               Trust:  575,540

         (b)   Percent of Class:

               Manny Mashouf:  86.7%
               Neda Mashouf:  86.7%***
               Trust:  2.4%

               Based on 23,944,064 shares of the Issuer's Common Stock outstanding on December 31, 1998, determined in accordance with Rule 13d-3(d)(1)(i).

***Neda Mashouf disclaims beneficial ownership of all such shares.


                                  Page 6 of 8 pages
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CUSIP NO. 075571 10 9                 13G                      PAGE 7 OF 8 PAGES
---------------------                                          -----------------


         (c)   Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:

               Manny Mashouf: 20,750,217
               Neda Mashouf: 20,750,217***
               Trust: 575,540

               (ii)   shared power to vote or to direct the vote:

               Manny Mashouf: none
               Neda Mashouf: none
               Trust: none

               (iii)  sole power to dispose or to direct the disposition of:

               Manny Mashouf: 20,750,217
               Neda Mashouf: 20,750,217***
               Trust: 575,540

               (iv)   shared power to dispose or to direct the disposition of:

               Manny Mashouf: none
               Neda Mashouf: none
               Trust: none

          ***  Neda Mashouf disclaims beneficial ownership of all such shares.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

               Not applicable.

ITEM 10.  CERTIFICATION

               Not applicable.


                                  Page 7 of 8 pages
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CUSIP NO. 075571 10 9                 13G                      PAGE 8 OF 8 PAGES
---------------------                                          -----------------


                                      SIGNATURE


     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999


                                          /s/ Manny Mashouf
                                        ----------------------------------------
                                        Manny Mashouf


                                          /s/ Neda Mashouf
                                        ----------------------------------------
                                        Neda Mashouf


                                          /s/ Manny Mashouf
                                        ----------------------------------------
                                        Manny Mashouf TTEE Manny Mashouf
                                        Charitable Remainder Unitrust
                                        December 21, 1998


                                  Page 8 of 8 pages
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                                      EXHIBIT A

                                JOINT FILING AGREEMENT

     WHEREAS, the statement on Schedule 13G to which this agreement is an exhibit (the "Joint Statement") is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

     WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of the Reporting Persons rather than individual statements on Schedule 13G on behalf of each of the Reporting Persons;

     NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

     1. Each of the Reporting Persons is individually eligible to use the Joint Statement.

     2. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

     3. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

     4. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such person knows or has reason to believe that such information is inaccurate.

     5. The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

Date:  February 16, 1999

                                          /s/ Manny Mashouf
                                        ----------------------------------------
                                        Manny Mashouf


                                          /s/ Neda Mashouf
                                        ----------------------------------------
                                        Neda Mashouf


                                          /s/ Manny Mashouf
                                        ----------------------------------------
                                        Manny Mashouf TTEE Manny Mashouf
                                        Charitable Remainder Unitrust
                                        December 21, 1998